Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

— Third quarter revenue of $127.0 million up 2% — Gross Merchandise Volume (GMV) of $246.0 million up 7% - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $17.3 million down 35% — Adjusted EPS of $0.31 down 31%

WASHINGTON — August 7, 2014 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its third quarter of fiscal year 2014 (Q3-14) ended June 30, 2014.  Liquidity Services, Inc. is a global solutions provider in the reverse supply chain with the leading marketplace for business surplus.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q3-14 revenue of $127 million, an increase of approximately 2% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q3-14 was $17.3 million, a decrease of approximately 35% from the prior year’s comparable period.  Q3-14 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $246.0 million, an increase of 7% from the prior year’s comparable period.

Net income in Q3-14 was $18.4 million or $0.59 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q3-14 was $9.4 million or $0.31 adjusted diluted earnings per share based on 30.9 million fully diluted shares outstanding, a decrease of approximately 34% and 31%, respectively, from the prior year’s comparable period. During Q3-14, the Company repurchased 2,834,412 shares of common stock expending $41.8 million as part of its previously announced share repurchase program.

The Company recorded  an $18.6 million credit, or income, in the Acquisition Costs line item of its Statement of Operations, as a result of reducing the estimate of the fair value of the earn out of its NESA acquisition from $18.0 million (recorded at the acquisition), to zero as of June 30, 2014.  Upon review of the estimate as of June 30, 2014 and based on revised projections, LSI determined that the operating results of NESA are unlikely to achieve the performance required for the sellers to receive the earn out payment and the Company reversed the earn out liability.  The change in estimate does not affect the Company’s effective income tax rate.

“We reported solid GMV results for the quarter, which were near the high end of our guidance led by growth in our retail supply chain vertical as we added and grew client programs and processed delayed volumes from the post-holiday returns season. As previously reported our Adjusted EBITDA was below our expectations directly related to the cessation of sales of certain rolling stock property under our current DoD surplus contract.  The remainder of our business performed as expected in the aggregate. Our registered buyer base and transaction volume both grew well during the quarter and we continued to expand our pipeline of new business with blue chip companies in multiple regions, asset categories and service lines, including sales, valuation and asset management. During the quarter we continued to execute our Liquidity One strategy of developing an integrated global business and marketplace platform to create new capabilities and efficiencies to support our development of a diversified, multi-billion dollar commercial business,” said Bill Angrick, Chairman and CEO of Liquidity Services.

“As recently announced, the DoD has awarded Liquidity Services a new contract to manage the receipt, storage, marketing and sale of all useable non-rolling stock surplus property generated by DoD installations in the United States and its territories with a term of up to six years, including all options. The new surplus contract ensures Liquidity Services will continue to serve as the primary channel for DoD useable surplus property in key asset verticals which support the Company’s commercial growth strategy, including: aerospace, boats and marine, communications, field gear, heavy industrial equipment, machine tools, material handling equipment, medical and dental, test and measurement equipment, and technology assets. Based on recent trends, we anticipate the DoD surplus program will have lower volumes and margins over time and, accordingly, we are aggressively adjusting our operations and business model to prepare for the phase in of the new DOD surplus contract in FY15.”

“The changing mix and volume of our DoD surplus program and our continued heavy investment of IT, product development, marketing resources, and management time, will dampen our short term growth and earnings results as we build towards our future vision. We realize the transformation process is not quick, easy or inexpensive and that during this transition we will not be operating at full efficiency. However, based on specific feedback from our clients, buyers and internal team, we are very confident that these investments will result in a superior customer experience and will enable us to aggressively pursue efficiencies in our operations as we deliver our newly developed systems and marketplace platforms. With a market leading commercial business approaching $1 billion GMV in size, a growing roster of marquee client relationships and a large addressable market that is ripe for innovation, our strategic actions will result in a more diversified, scalable business with more opportunities for growth and value creation for our long term owners.”

Business Outlook

It is difficult for us to forecast the sales and margins of our business while we are awaiting the final specifications and timing of the work we will be performing under the new DoD surplus contract.  In addition, the volume and mix of property flow under our current DoD surplus contract has been more volatile, recently requiring us to obtain additional warehouse space and incur increased staffing and operational costs.  Lastly, as previously announced, the sales of selected rolling stock and other assets under our current DoD surplus contract have ceased at the request of the DLA pending further review of the impact of regulatory rules, unrelated to our performance or conduct, on the DoD rolling stock property stream.  This development will adversely impact our financial results for the fiscal fourth quarter and fiscal year 2014. Our financial results for calendar year 2015 and beyond will not be impacted by this decision because, as previously reported, we were not the high bidder for the new DoD rolling stock contract which is expected to commence in early calendar year 2015.

Although global economic conditions have improved, our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns.  In addition, our retail supply chain business has seen significant changes in consumer spending habits, which have been affected by continued weakness in the consumer goods vertical, as a result of increases in payroll taxes, continued high unemployment, and reduced innovation in the sector, resulting in decreased spending and decreased pricing in the secondary market, resulting in margin pressure.  Lastly, we plan to increase investments in our technology infrastructure and proprietary e-commerce marketplace platform to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces; (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase; and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative scalable solutions and the ability to make a strategic  impact in the reverse supply chain, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2014:

(i)	stable commodity prices in our scrap business;
(ii)	stable average sales prices realized in our capital assets marketplaces;
(iii)	improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;
(iv)	continued product flows (other than selected rolling stock and certain other assets) under the DoD Surplus contract under the existing terms;
(v)	an effective income tax rate of 37.3%; and
(vi)	improved operations and service levels in our retail goods marketplaces.

GMV — We expect GMV for fiscal year 2014 to range from $913 million to $938 million, which is a decrease from our previous guidance range of $930 million to $975 million.  We expect GMV for Q4-14 to range from $205 million to $230 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2014 to range from $63 million to $66 million, which is a decrease from our previous guidance range of $70 million to $80 million.  We expect Adjusted EBITDA for Q4-14 to range from $9.0 million to $12.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2014 to range from $1.00 to $1.06, which is a decrease from our previous guidance range of $1.10 to $1.27.  In Q4-14, we estimate Adjusted Earnings Per Diluted Share to be $0.13 to $0.19.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 31.4 million, and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.0 million to $3.5 million for the fiscal fourth quarter.  These stock based compensation costs are consistent with fiscal year 2013.

— more —

Key Q3-14 Operating Metrics

Registered Buyers — At the end of Q3-14, registered buyers totaled approximately 2,572,000, representing a 9% increase over the approximately 2,360,000 registered buyers at the end of Q3-13.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 655,000 in Q3-14, an approximately 5% increase over the approximately 623,000 auction participants in Q3-13.

Completed Transactions — Completed transactions increased to approximately 147,000, an approximately 13% increase for Q3-14 from the approximately 130,000 completed transactions in Q3-13.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-14	Q3-13
Profit-Sharing Model:
Scrap Contract	7.6%	7.9%
Total Profit Sharing	7.6%	7.9%
Consignment Model:
GovDeals	20.1%	19.8%
Commercial	39.2%	37.8%
Total Consignment	59.3%	57.6%
Purchase Model:
Commercial	19.1%	20.5%
Surplus Contract	14.0%	14.0%
Total Purchase	33.1%	34.5%

Total	100.0%	100.0%

Revenue Mix

	Q3-14	Q3-13
Profit-Sharing Model:
Scrap Contract	14.6%	14.7%
Total Profit Sharing	14.6%	14.7%
Consignment Model:
GovDeals	4.1%	3.8%
Commercial	11.5%	10.6%
Total Consignment	15.6%	14.4%
Purchase Model:
Commercial	37.2%	39.7%
Surplus Contract	27.2%	25.9%
Total Purchase	64.4%	65.6%

Other	5.4%	5.3%
Total	100.0%	100.0%

— more —

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other (income) expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	(Dollars In thousands)
	(unaudited)

Net income	$18,373	$11,288	$31,097	$30,695
Interest and other expense (income), net	197	56	297	(772)
Provision for income taxes	10,018	7,525	18,500	20,822
Amortization of contract intangibles	2,349	2,407	7,028	7,023
Depreciation and amortization	1,927	1,984	5,904	5,952

EBITDA	32,864	23,260	62,826	63,720
Stock compensation expense	2,950	2,927	9,517	10,229
Acquisition costs and related fair value adjustments	(18,564)	239	(18,384)	5,826

Adjusted EBITDA	$17,250	$26,426	$53,959	$79,775

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited) (Dollars in thousands, except per share data)

Net income	$18,373	$11,288	$31,097	$30,695
Stock compensation expense (net of tax)	1,909	1,756	5,967	6,137
Amortization of contract intangibles (net of tax)	1,176	1,090	3,417	3,269
Acquisition costs (net of tax)	(12,014)	143	(11,527)	3,496

Adjusted net income	$9,444	$14,277	$28,954	$43,597

Adjusted basic earnings per common share	$0.31	$0.45	$0.91	$1.38

Adjusted diluted earnings per common share	$0.31	$0.44	$0.91	$1.34

Basic weighted average shares outstanding	30,937,394	31,651,061	31,770,490	31,565,109

Diluted weighted average shares outstanding	30,937,394	32,540,187	31,893,512	32,642,046

— more —

Conference Call

The Company will host a conference call to discuss the third quarter 2014 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-510-9691or 617-614-3453 and providing the participant pass code 51101443. A live web cast of the conference call will be provided on the Company’s investor relations website at www.liquidityservices.com/investors. An archive of the web cast will be available on the Company’s website until August 7, 2015 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 14, 2014 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 53826399. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

— more —

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure and proprietary e-commerce marketplace platform, the supply of inventory under the DoD Surplus Contract, and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA and Go-Industry, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.9 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,300 employees. Additional information can be found at: http://www.liquidityservices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,948	$95,109
Accounts receivable, net of allowance for doubtful accounts of $1,035 and $891 at June 30, 2014 and September 30, 2013, respectively	24,307	24,050
Inventory	69,389	29,261
Prepaid and deferred taxes	12,941	11,243
Prepaid expenses and other current assets	6,435	4,802
Total current assets	170,020	164,465
Property and equipment, net	12,601	10,380
Intangible assets, net	19,472	28,205
Goodwill	212,458	211,711
Other assets	7,088	6,583
Total assets	$421,639	$421,344
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,764	$16,539
Accrued expenses and other current liabilities	50,460	34,825
Profit-sharing distributions payable	3,632	4,315
Customer payables	31,715	29,497
Total current liabilities	101,571	85,176
Acquisition earn out payables	—	18,390
Deferred taxes and other long-term liabilities	1,811	2,899
Total liabilities	103,382	106,465
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 32,596,680 shares issued and 29,633,702 shares outstanding at June 30, 2014; 31,811,764 shares issued and outstanding at September 30, 2013	28	31
Treasury stock	(44,870)	—
Additional paid-in capital	223,939	206,861
Accumulated other comprehensive income	594	518
Retained earnings	138,566	107,469
Total stockholders’ equity	318,257	314,879
Total liabilities and stockholders’ equity	$421,639	$421,344

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Revenue	$100,307	$99,673	$296,697	$307,202
Fee revenue	26,658	24,526	80,545	69,526
Total revenue	126,965	124,199	377,242	376,728

Costs and expenses:
Cost of goods sold (excluding amortization)	54,537	49,977	156,520	147,045
Profit-sharing distributions	8,254	8,649	26,683	27,002
Technology and operations	27,420	21,851	82,111	66,800
Sales and marketing	10,661	10,127	30,951	30,428
General and administrative	11,793	10,096	36,535	35,907
Amortization of contract intangibles	2,349	2,407	7,028	7,023
Depreciation and amortization	1,927	1,984	5,904	5,952
Acquisition costs and related fair value adjustments	(18,564)	239	(18,384)	5,826

Total costs and expenses	98,377	105,330	327,348	325,983

Income from operations	28,588	18,869	49,894	50,745
Interest and other (expense) income, net	(197)	(56)	(297)	772

Income before provision for income taxes	28,391	18,813	49,597	51,517
Provision for income taxes	(10,018)	(7,525)	(18,500)	(20,822)

Net income	$18,373	$11,288	$31,097	$30,695
Basic earnings per common share	$0.59	$0.36	$0.98	$0.97
Diluted earnings per common share	$0.59	$0.35	$0.98	$0.94

Basic weighted average shares outstanding	30,937,394	31,651,061	31,770,490	31,565,109
Diluted weighted average shares outstanding	30,937,394	32,540,187	31,893,512	32,642,046

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Operating activities
Net income	$18,373	$11,288	$31,097	$30,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,276	4,391	12,932	12,975
Gain on early extinguishment of debt	—	—	—	(1,000)
(Gain) loss on earn out liability	(18,564)	91	(18,390)	5,345
Stock compensation expense	2,950	2,927	9,517	10,229
(Benefit) provision for inventory allowance	(69)	(376)	222	(1,109)
Provision (benefit) for doubtful accounts	53	(136)	144	(243)
Incremental tax benefit from exercise of common stock options	(260)	(698)	(3,556)	(6,074)
Changes in operating assets and liabilities:
Accounts receivable	2,695	(4,461)	(401)	(6,352)
Inventory	2,320	(2,153)	(40,350)	(5,932)
Prepaid and deferred taxes	6,052	4,442	(1,698)	(826)
Prepaid expenses and other assets	113	817	1,418	4,118
Accounts payable	(6,132)	1,518	(774)	2,284
Accrued expenses and other	(13,909)	(2,589)	15,634	(8,608)
Profit-sharing distributions payable	(1,020)	(1,501)	(683)	(1,228)
Customer payables	(402)	(6,812)	2,217	(6,226)
Acquisition earn out payables	—	—	—	(11,422)
Other liabilities	(438)	(339)	(2,234)	199
Net cash (used in) provided by operating activities	(3,962)	6,409	5,095	16,825
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	(39)	(21)	(39)	(14,719)
Purchases of property and equipment	(1,544)	(1,388)	(6,494)	(3,909)
Net cash used in investing activities	(1,583)	(1,409)	(6,533)	(18,628)
Financing activities
Repurchases of common stock	(41,816)	—	(44,873)	—
Repayment of notes payable	—	—	—	(39,000)
Payment of acquisition contingent liabilities	—	—	—	(8,185)
Proceeds from exercise of common stock options (net of tax)	1,775	890	4,006	1,394
Incremental tax benefit from exercise of common stock options	260	698	3,556	6,074
Net cash provided by (used in) financing activities	(39,781)	1,588	(37,311)	(39,717)
Effect of exchange rate differences	508	(459)	588	65
Net increase (decrease) in cash and cash equivalents	(44,818)	6,129	(38,161)	(41,455)
Cash and cash equivalents at beginning of the period	101,766	57,198	95,109	104,782
Cash and cash equivalents at end of period	$56,948	$63,327	$56,948	$63,327
Supplemental disclosure of cash flow information
Cash paid for income taxes	$3,676	$1,728	$16,650	$12,221
Cash paid for interest	—	6	—	2,029
Note payable issued in connection with acquisition	—	—	—	—
Contingent purchase price accrued	—	—	—	18,050